UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2018

EXACTUS, INC.
(Exact name of the registrant as specified in its charter)

Nevada	000-55828
(State or other jurisdiction of incorporation)	(Commission File Number)

4870 Sadler Road, Suite 300, Glen Allen, Virginia 23060
(Address of principle executive offices) (Zip code)

Registrant’s telephone number, including area code: (804) 205-5036

_________________________________________
(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ] Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
[ ]

SECTION 5 – Corporate Governance and Management

Item 5.07 Submission of Matters to a Vote of Security Holders

On August 27, 2018, a majority of our shareholders acted by written consent, in lieu of a meeting of shareholders, to take the following actions:

1.
Re-appointment of Philip J. Young and Timothy Ryan to the Board of Directors;

2.
Adoption of our 2018 Equity Incentive Plan;

3.
Approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers;

4.
Approval, on a non-binding advisory basis, that future shareholder advisory votes on executive compensation should be held every three years; and

5.
Approval of an amendment to our Articles of Incorporation to increase our authorized shares from 250 million shares to 700 million shares and to increase our authorized shares of Common Stock from 200 million shares to 650 million shares;

The consenting shareholders held 23,550,000 shares of Common Stock, or approximately 61.93% of the outstanding shares of Common Stock of the Company, 21.43% of the outstanding shares of the Series B-1 Preferred Stock of the Company, 5.8% of the outstanding shares of the Series B-2 Preferred Stock of the Company, 100% of the outstanding shares of the Series C Preferred Stock entitled to vote of the Company, and 72.66 % of the outstanding shares of the Series D Preferred Stock of the Company entitled to vote, which combined constitutes 51.05% of the voting power of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Date: December 21, 2018	EXACTUS, INC. /s/ Philip J. Young Philip J. Young President and Chief Executive Officer